Exhibit 4.5

DEED NUMBER SEVENTEEN (17)

DEED OF AMENDMENT AND RESTATEMENT
OF DECLARATION OF TRUST
BANCO POPULAR DE PUERTO RICO MASTER DEFINED
CONTRIBUTION RETIREMENT PLAN MASTER TRUST

In the Municipality of San Juan, Commonwealth of Puerto Rico, this twenty-seventh (27th) day of September, two thousand two (2002).

BEFORE ME

TCHERINE ANDÚJAR, Attorney-at-Law and Notary Public in and for the Commonwealth of Puerto Rico, with residence in Carolina, Puerto Rico, and office on the nineteenth (19th) floor of the Popular Center Building, at two hundred nine (209) Muñoz Rivera Avenue, Hato Rey, Puerto Rico.

APPEAR

AS THE ONLY PARTY: BANCO POPULAR DE PUERTO RICO, taxpayer identification number 66-0561870, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico and having its principal office in Hato Rey, Puerto Rico (hereinafter referred to as “Banco Popular”), and represented herein by Maryvette Velásquez Torres, in her capacity as Vice President, social security number •••-••-••••, of legal age, married, and resident of Carolina, Puerto Rico, who has been duly authorized to appear herein on behalf of Banco Popular as evidenced by a resolution of the Board of Directors of Banco Popular dated the thirteenth (13th) day of September, two thousand one (2001), certified by Brunilda Santos de Alvarez in her capacity as Assistant Secretary of the Board of Directors of Banco Popular on the Fifth (5th) day of August, two thousand two (2002) and witnessed under Affidavit number three thousand five hundred sixty-three (3563) by Notary Public Paulette Lavergne Cuyar, a copy of which has been shown to me.

I, the Notary Public, hereby certify that I am personally acquainted with the appearing party and her personal circumstances; further the appearing party represents to me that she is in full enjoyment and exercise of her civil rights, and that she has, and in my judgment she does have, sufficient legal capacity and authority to execute this deed, and freely and voluntarily.

STATE

WHEREAS, Banco Popular de Puerto Rico sponsors the Banco Popular de Puerto Rico Master Defined Contribution Retirement Plan Program (the “Program”), whereby employers, self-employed individuals and sole proprietors can establish tax qualified retirement plans;

WHEREAS, by means of Deed Number One (1) of March four (4), nineteen hundred ninety-three (1993) before Notary Public Rafael Fernández Suárez, Banco Popular de Puerto Rico established with itself as trustee the Banco Popular de Puerto Rico Master Defined Contribution Retirement Plan Master Trust (the “Master Trust”) to serve as a funding vehicle for retirement plans established under the Program;

WHEREAS, by means of Deed Number Four (4) of August ten (10), nineteen hundred ninety-eight (1998) before Notary Public Angel S. Ruiz Rodríguez, Banco Popular de Puerto Rico amended and restated in its entirety the Master Trust;

WHEREAS, Banco Popular has amended the Program and wishes to amend and restate the Master Trust to conform it to the Program;

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Deed, Banco Popular as settlor and trustee, covenants and agrees as follows:

I.  TITLE OF MASTER TRUST

The trust hereby amended, restated and continued shall be designated and known as the “Banco Popular de Puerto Rico Master Defined Contribution Retirement Plan Master Trust”.

II.  DEFINITIONS

2.1                                 Whenever used in this Deed, unless the context otherwise requires or unless otherwise expressly provided

(a)                                  “Accounting Period” shall be the accounting year of the Master Trust.

(b)                                 “Adoption Agreement” shall mean the Banco Popular de Puerto Rico Master Defined Contribution Retirement Plan Adoption Agreement executed by a Plan Sponsor to establish or amend an Employer Plan and to specify optional provisions as part of the Employer Plan or the Banco Popular de Puerto Rico Master Defined Contribution Retirement Plan Adoption Agreement executed by a Plan Sponsor to adopt the Master Trust for its Individually Designed Plan.

(c)                                  “Agent” shall mean the person or entity appointed by the Plan Sponsor, Plan Administrator or Trustee to perform services in relation to the Plan on its behalf.

(d)                                 “Alternate Payee” shall mean any spouse, former spouse, child, or other dependent of a Participant who is recognized by a qualified domestic relations order a shaving a right to receive all, or a portion of, the benefits payable under an Employer Plan with respect to the Participant.

(e)                                  “Banco Popular” shall mean Banco Popular de Puerto Rico.

(f)                                    “Bank Business Day” shall mean a day on which the trust department of Banco Popular is open for business.

(g)                                 “Beneficiary” shall mean any person designated by a Participant to receive any payments due under an Employer Plan upon the death of a Participant.

(h)                                 “Custodian” shall mean the person or entity appointed by the Trustee, the Plan Sponsor or the “named fiduciary” of an Employer Plan to take custody of all or part of the assets of an Employer Plan held in the Master Trust.

(i)                                     “Employer Plan” means any employee pension benefit plan intended to be qualified under Section 1165(a) of the P.R. Code and established and maintained pursuant to an adoption of the Master Plan or an Individually Designed Plan.

(j)                                     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(k)                                  “Individually Designed Plan” means an individually designed retirement plan.

(l)                                     “Investment Manager” shall mean any fiduciary (other than the Trustee or a named fiduciary, as defined in Section 402(a)(2) of ERISA): (A) who has the power to manage, acquire, or dispose of any asset of a Plan; (B) who is (i) registered as an investment adviser under the Investment Advisers Act of 1940; (ii) not registered as an investment adviser under the Investment Advisers Act of 1940 by reason of paragraph (1) of Section 203A (a) of such Act, is registered as an investment adviser under the laws of the State (referred to in such paragraph (1)) in which it maintains its principal office and place of business, and, at the time the fiduciary last filed the registration form most recently filed by the fiduciary with such State in order to maintain the fiduciary’s registration under the laws of such State, also filed a copy of such form with the Secretary of the United States Department of Labor; (iii) is a bank, as defined in the Investment Advisers Act of 1940; or (iv) is an insurance company qualified to manage, acquire, or dispose at any asset of a plan under the laws of more than one State; and (C) has acknowledged in writing that he is a fiduciary with respect to an Employer Plan.

(m)                               “Master Plan” shall mean the Banco Popular de Puerto Rico Master Defined Contribution Retirement Plan.

(n)                                 “Master Plan Sponsor” shall mean Banco Popular de Puerto Rico.

(o)                                 “Master Trust” shall mean the master trust hereby amended, restated and continued.

(p)                                 “Master Trust Agreement” shall mean this Deed of Amendment and Restatement of Declaration of Trust, as it may be amended in the future.

(q)                                 “Participant” shall mean any person for whom benefits under an Employer Plan are provided under the Master Trust including, where the context so requires, (x) a beneficiary designated under the terms of an Employer Plan to receive a benefit after the death of a Participant, (y) an Alternate Payee of any Participant with respect to whom a Plan Administrator gives written notice to the Trustee of such person’s status as an alternate payee entitled to benefits under the Master Trust in accordance with a qualified domestic relations order as defined in Section 206(d) of ERISA, and (z) any self-employed individual or owner employee who has an account balance under an Employer Plan.

(r)                                    “Participating Employer” shall mean each Person adopting an Employer Plan for the benefit of its employees.

(s)                                  “Person” shall mean a natural person, trust, estate, corporation of any kind or purpose, mutual company, joint-stock company, unincorporated organization, association or partnership, as the context may require.

(t)                                    “Plan Administrator” shall mean the Person(s) designated in the Adoption Agreement or an Individually Designed Plan to act as the Plan Administrator under ERISA for an Employer Plan.  If no Person is designated as the Plan Administrator or if the Person designated quits, refuses, is unable or unwilling to act as the Plan Administrator, the Plan Sponsor shall become the Plan Administrator.

(u)                                 “Plan Sponsor” shall mean the Person sponsoring an Employer Plan.

(v)                                 “P.R. Code” shall mean the Puerto Rico Internal Revenue Code of 1994, as amended from to time and regulations adopted thereunder.

(w)                               “Qualified Pooled Investment” a pooled investment fund or a group or collective trust fund maintained by a bank or trust company (including, if applicable, the Trustee) supervised by a state or federal agency, which has been determined by the Internal Revenue Service to be a qualified trust or fund exempt from federal income tax under Section 501(a) of the Code and which has been established to permit separate pension and profit-sharing trusts qualified under Section 401(a) of the U.S. Code to pool some or all of their funds for investment purposes.  If the assets of an Employer Plan are invested in such a pooled fund or group or collective trust, the terms of the instrument establishing such pooled fund or group or collective trust are made a part of this Master Trust Agreement as fully as if set forth at length herein, the commingling of assets of the Fund with assets of other qualified participating trusts in such pooled funds or group or collective trusts is specifically authorized.

(x)                                   “Recordkeeper” shall mean the person or entity that performs the recordkeeping and other administrative services for the Plan.

(y)                                 “Trustee” shall mean Banco Popular de Puerto Rico.

(z)                                   “U.S. Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time and regulations adopted thereunder.

2.2                                 The plural of any term shall have a meaning corresponding to the singular thereof as so defined and any neuter pronouns used herein shall include the masculine or feminine, as the context shall require.

2.3                                 Any word or phrase not defined in this Master Trust Agreement shall have the meaning set out in the Plan, unless a different meaning is plainly required by the context.

III.  ADOPTION OF MASTER TRUST

3.1                                 Any Plan Sponsor (as herein below defined) may adopt the Master Trust as part of the Employer Plan (as herein below defined).  Such adoption is accomplished by the Plan Sponsor duly electing it in the appropriate form of Adoption Agreement (as herein below defined) and will become effective upon execution of such Adoption Agreement by the Plan Sponsor, or upon such other effective date as is specified in such Adoption Agreement.

3.2                                 Unless otherwise agreed to in writing by a Plan Sponsor and Banco Popular, the Plan Sponsor adopting the Master Trust is the “named fiduciary” of its Employer Plan for the selection of the investment options to be made available under the Employer Plan of such Plan Sponsor.  Unless the Trustee agrees in writing to be a “discretionary trustee” with respect to the investment of the assets of an Employer Plan, the Trustee shall not be liable for any loss that results from a Plan Sponsor’s decision to adopt the Master Plan and/or Master Trust, to continue to participate in the Master Plan and/or Master Trust and for the selection of the investment options made available under its Employer Plan.

IV.  GENERAL STATEMENTS

4.1                                 The Master Trust continued hereunder shall be maintained for the exclusive benefit of Participants and Beneficiaries and unless otherwise provided in this Master Trust Agreement no part of the Master Trust assets shall revert to, or inure to the benefit of, the Trustee, Plan Sponsor or any Participating Employer.

4.2                                 Each Employer Plan and the Master Trust are intended to meet all the requirements for qualification under Section 1165(a), (e) and (g) of the P.R. Code, as applicable, and the Master Trust shall at all times be exempt from taxation under Section 1165(a) of the P.R. Code and Section 501(a) of the U.S. Code (as provided in Section 1022(i)(1) of ERISA).  In addition, to the extent applicable, each Employer Plan and the Master Trust will comply with the requirements of the Title I of ERISA.

4.3                                 The Trustee shall be responsible only for such sums and property as shall actually be received by it as the Trustee hereunder (hereinafter the “Trust Fund”) and to the extent permissible under ERISA shall not be required to determine whether contributions of a Participating Employer and Participants delivered to it comply with the provisions of an Employer Plan nor shall it have any authority on behalf of the Master Trust or any Participant to bring any action or proceeding to enforce the collection of any such amount.  The trustee shall manage, invest and reinvest the assets of an Employer Plan held in the Master Trust pursuant to the provisions herein and shall make payments from the Master Trust as hereinafter provided pursuant to the instructions of the Plan Administrator or the Recordkeeper.

4.4                                 No duties or obligations shall be imposed upon the Trustee by an Employer Plan or any other instrument in which the Trustee is not a party, unless they have been specifically undertaken by the Trustee by the express terms of the Master Trust Agreement or are otherwise imposed upon the Trustee by applicable law.

4.5                                 The Trustee shall not be required to make or file any inventory or any report to any court, or to give any bond, except to the extent required by ERISA and this Master Trust Agreement.

4.6                                 Neither the Plan Sponsor, Plan Administrator, Participating Employer, any person acting on behalf of a Participating Employer nor the Trustee, shall be liable or responsible for the acts or omissions of any other party except to the extent required by ERISA.

4.7                                 To the extent permissible under ERISA, the duties, obligations, and rights of the Trustee shall be limited to the terms and provisions of this Master Trust Agreement, notwithstanding any reference herein to the Employer Plan.

V.  CONTRIBUTIONS TO THE MASTER TRUST

5.1                                 A Participating Employer, on behalf of itself and the Participants who make contributions under an Employer Plan, shall from time to time and in accordance with the terms of an Employer Plan make and pay over contributions under an Employer Plan to the Trustee.

5.2                                 A Participating Employer will make such contributions to the Master Trust for the purpose of providing benefits under an Employer Plan as the Participating Employer shall determine in its absolute discretion in accordance with the provisions of the Employer Plan.  Notwithstanding the foregoing, a Participating Employer’s intention to make, and responsibility for, its contributions under an Employer Plan and this Master Trust is subject to the following rules:

(a)                                  Except for obligations contained in an Employer Plan, nothing contained in this Master Trust Agreement shall, at any time under any circumstance, be deemed to impose any obligation, or liability on a Participating Employer to make any contributions either to this Master Trust or to any other Person.

(b)                                 Except with respect to a breach of fiduciary liability, neither a Participating Employer nor the Trustee shall be responsible in any manner for the adequacy of the Master Trust to meet and discharge any and all payments and liabilities under an Employer Plan.  Such payments and liabilities are to be payable only from the Master Trust to the extent that such Participating Employer’s accounts suffice therefor.

5.3                                 Contributions made under an Employer Plan to the Master Trust are intended to be irrevocable and, except as expressly provided herein below, a Participating Employer shall have no right or title to, nor interest in, contributions made to the Master Trust.  Notwithstanding the foregoing and the provisions of Section 4.1, funds constituting part of the Master Trust may be returned to a Participating Employer as follows:

(a)                                  If a Participating Employer’s contribution to an Employer Plan is made by a mistake of fact, such contribution may, at the written direction of the Plan Administrator be returned to the Participating Employer by the Trustee within one year after payment of such contribution to the Trustee, to the extent permitted by ERISA.

(b)                                 If a Participating Employer’s contribution to an Employer Plan is conditioned upon the deductibility thereof for Puerto Rico income tax purposes, such contribution may, at the written direction of the Plan Administrator, to the extent the deduction is disallowed, be returned to the Participating Employer by the Trustee within one year after the final disallowance of the deduction by the Puerto Rico Treasury Department or the courts, whichever shall be applicable, to the extent permitted by ERISA.

VI.  ADMINISTRATION AND INVESTMENT

6.1                                 Administration of the Employer Plan.

(a)                                  The Plan Administrator shall have the duty and responsibility of administering the Employer Plan in accordance with its provisions and the provisions of this Master Trust Agreement and the Trustee shall not be responsible in any respect for such administration.

(b)                                 The plan Administrator shall designate the Person(s) who will act on its behalf (including the Recordkeeper) and such designation shall be communicated in writing to the Trustee.  The Trustee shall be entitled to assume that there has been no change in the Person(s) designated by the Plan Administrator to act on its behalf (including the Recordkeeper) and no revocation of the designation of a Person to act for the Plan Administrator unless and until the Trustee is notified of such change or revocation in writing.

(c)                                  The Plan Sponsor, Participating Employer and Plan Administrator may, in their sole discretion and in accordance with the terms of the Employer Plan, appoint such agents as they may deem necessary to carry out their duties under the Employer Plan and the Master Trust Agreement, including a Recordkeeper.  The Plan Sponsor, Participating Employer and the Plan Administrator shall notify the Trustee in writing of the identity and authority of any such agent, which notice shall be effective upon receipt by the Trustee and shall remain effective until notice of termination of any such agent’s authority is given to the Trustee.

(d)                                 The Plan Sponsor and the Participating Employers shall fully indemnify and save harmless the Trustee from liability and expense incident to any act or failure to act by reason of the Trustee’s reliance upon or compliance with instructions given by the Plan Sponsor, Participating Employer, Plan Administrator, Recordkeeper or their designees and agents.

6.2                                 Investment of Employer Plan Assets.

(a)                                  The Trustee will invest the assets of each Employer Plan in accordance with the relevant provisions of the Employer Plan, the Adoption Agreement or any other applicable agreement between the Plan Sponsor and the Trustee.  If the Trustee is directed by a Plan Sponsor, an Investment Manager appointed by the Plan Sponsor, Plan Administrator or Recordkeeper as to how to invest the assets of an Employer Plan, the Trustee will be considered a non-discretionary and directed trustee and will be responsible for carrying out such investment directions but will have no liability for any loss or diminution in value occasioned thereby.  The assets received by the Trustee from each Participating Employer adopting the Master Trust shall be kept and invested separately.  None of the assets received by the Trustee from a Participating Employer adopting the Master Trust shall be commingled or pooled with the assets received from any other Participating Employer also adopting the Master Trust.

If the Trustee has discretion respecting the investment of an Employer Plan’s assets, the Trustee shall invest the Employer Plan’s assets in accordance with the investment policy adopted by the Plan Sponsor or other “named fiduciary” and communicated in writing to the Trustee.

(b)                                 Subject to subsection (a) above, the Trustee may invest the assets of each Employer Plan held in the Master Trust in any type of property, real or personal, tangible or intangible, including, but not limited to, Qualified Pool Investments.

6.3                                 Investment Funds.

(a)                                  Establishment of Investment Funds.  The Trustee shall establish on its books and records as many accounts for investment funds as may be necessary to carry out the investment of the assets of each Employer Plan in accordance with the provisions of the

Employer Plan, the Adoption Agreement or any other agreement between the Plan Sponsor and the Trustee.

(b)                                 Allocation of Contributions.  Contributions under an Employer Plan to the Master Trust shall be allocated among the investment funds selected by the Plan Sponsor in the Adoption Agreement in accordance with the provisions of Section 8.2.

6.4                                 Duties of Trustee.  The Trustee and/or its agent shall discharge its duties in the administration of the Master Trust solely in the interest of each Employer Plan’s Participants and Beneficiaries and shall:

i)                                         hold the assets in its name or in the name of a nominee under such conditions and safekeeping as it shall deem appropriate for the particular type of trust assets, and collect all interest, dividend and other income thereon;

ii)                                      invest and reinvest the assets of the Master Trust as provided in this Article VI;

iii)                                   pay moneys or distribute securities on the written order of the Plan Administrator or Recordkeeper not contrary to any applicable provision of law.  Such orders need not specify the application of any distribution so ordered.  The making of such payments shall not be interpreted to impose any responsibility on the Trustee in any way respecting such application or for the Plan Administrator’s administration of an Employer Plan.  Upon the instructions of the Plan Administrator or Recordkeeper, the Trustee shall withhold any Puerto Rico and/or federal income tax from all payments and distributions made by the Trustee to Participants and Beneficiaries under an Employer Plan when and to the extent required by the P.R. Code and the U.S. Code.  The Plan Sponsor and the Participating Employers agree to indemnify the Trustee for all withholding tax liability, interest and penalties assessed against the Trustee by reason of the Plan Administrator’s or Recordkeeper’s failure to instruct the Trustee to withhold any Puerto Rico and/or federal income tax or to provide to the Trustee the correct and complete information necessary to comply with Puerto Rico and/or federal tax withholding requirements applicable to the Trustee with respect to benefit payments made by it under the Employer Plan and this Master Trust.

6.5                                 Standard of Care.  The Trustee shall discharge his investment duties and responsibilities solely in the interest of each Employer Plan’s Participants and Beneficiaries and defray the reasonable expenses of administering the Employer Plan with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character with like aims.

6.6                                 Mutual Fund Shares.

(a)                                  The provisions of this section will apply to the extent that the Plan Sponsor selects shares of one or more investment companies or mutual funds for the investment of an Employer Plan’s assets.

(b)                                 The Trustee will, as soon as reasonably practicable after receipt of a contribution, invest such contribution in shares and fractional shares of such mutual funds in accordance with the investment instructions applicable to such contribution.

(c)                                  Upon receipt of instructions to transfer an amount invested in one mutual fund to another mutual fund, the Trustee will as soon as reasonably practicable thereafter redeem sufficient shares of one mutual fund and purchase shares of the other mutual fund in order to carry out such instructions; such transfer may be carried out by exchange of shares if permitted by the mutual funds involved.

(d)                                 Upon receipt of instructions to redeem shares, the Trustee will redeem shares in one or more mutual funds as instructed in order to make a cash disbursement, whether an Employer Plan distribution or withdrawal, loan, payment of expenses or otherwise.

(e)                                  The Trustee will reinvest all dividends and capital gains or other distributions received on shares of a mutual fund in additional shares of such fund.

(f)                                    All mutual fund shares purchased, received, sold or exchanged by the Trustee under the foregoing subsections of this section will be credited to or debited from the appropriate accounts as directed by the Plan Administrator or Recordkeeper.  All such transactions will be effected at the current public offering price or net asset value of the mutual fund shares or as otherwise described in the then current prospectus pertaining to such mutual fund.

(g)                                 Investment income and gains or losses in value of each mutual fund in which Participant’s accounts are invested will automatically and continuously be credited or debited as a function of the net asset value of the shares of such fund and the reinvestment of dividends and other distributions in additional shares of such fund.  Accordingly, to the extent that the assets of Employer Plan are invested in shares of such mutual funds, the Trustee will determine, as needed, which business days will be valuation dates, but the last business day of the year will always be a valuation date.  The Trustee will determine the fair market value of the shares of such mutual funds as of each valuation date and will report such value to the Plan Administrator.

6.7                                 Powers of Trustee.

(a)                                  Additional Powers of Trustee.  In addition to, and not in limitation of such powers as the Trustee has by law or under any other provisions of the Employer Plan and this Master Trust Agreement, the Trustee will have the following powers:

i)                                         to deal with all or any part of the Master Trust assets including the power to acquire and dispose of assets;

ii)                                      to hold any part of the Master Trust in cash pending the investment or distribution thereof, without liability for interest, and/or invest all or part of the funds of the

Master Trust in deposits in the banking department of the Trustee which bear a reasonable rate of interest, including but not limited to, demand deposits, certificates of deposit, savings certificates and savings accounts;

iii)                                   to enforce by suit or otherwise or to waive its rights on behalf of the Master Trust, and to defend claims asserted against the Trustee or the Master Trust;

iv)                                  to compromise, adjust and settle any and all claims against or in favor of the Trustee or the Master Trust;

v)                                     to vote, or give proxies to vote, any stock or other security held in the Master Trust, and to waive notice of meetings;

vi)                                  to oppose, or consent to and participate in the reorganization, merger, consolidation or readjustment of the finances or capitalization of any enterprise of which the Master Trust is an interested party, to pay assessments and expenses in connection therewith, and to deposit securities under deposit agreements; to exercise or sell any conversion privileges, subscription rights and to make payments incidental thereto;

vii)                               to hold securities unregistered, or to register them in its own name (with or without indication of its fiduciary capacity hereunder) or in the names of nominees, provided that the Trustee’s records shall at all times show that such property is owned by the Master Trust;

viii)                            to make, execute, acknowledge and deliver any and all documents that it deems necessary and appropriate to carry out its powers and duties hereunder;

ix)                                    to appoint agents to act on its behalf;

x)                                       to enter into agency agreements;

xi)                                    to enter into co-trustee agreements;

xii)           to do all acts and things, not specified herein, which it deems advisable to carry out the Master Trust; and generally to exercise any of the powers of an owner with respect to all or any part of the Master Trust.

6.8           Voting of Securities.  The Trustee shall vote or direct the vote of proxies solicited by or with respect to the issuers of securities in which assets of an Employer Plan are invested in accordance with the written terms of the respective Employer Plan.  The Trustee shall deliver, or cause to be delivered, to the Plan Administrator, all notice, prospectuses, financial statements, proxies and proxy soliciting materials received by the Trustee relating to investments held hereunder.  The Trustee shall not vote any proxy or tender offer election, participate in any voting trust, exercise any option or subscription right or join in, dissent from or oppose any merger, reorganization, consolidation, liquidation or sale with respect to any asset held hereunder except in accordance with the timely written instructions of the Plan Administrator.  To the extent permissible by applicable law, if no such written instructions are received, such proxies, elections and voting trust votes shall not be voted; such options or subscription rights shall not be exercised; and such mergers, reorganizations, consolidation, liquidations or sales shall not be joined, dissented from or opposed.

The Plan Administrator shall notify Participants of their rights hereunder, collect Participant’s voting instructions, tabulate such instructions, and notify the Trustee of such results so that the Trustee may act thereon.  Any fees and expenses incurred, shall be paid by the Trust; provided, however, that the Plan Sponsor may choose to pay such amount on behalf of the Trust.

6.9           Prohibited Transactions.  Notwithstanding anything in an Employer Plan or this Master Trust Agreement to the contrary, the Trustee shall not be authorized or empowered, nor shall the Plan Sponsor, Participating Employer, Plan Administrator, Recordkeeper or any Person

may direct the Trustee to engage in any action or make any investment which constitutes a nonexempt prohibited transaction or is otherwise contrary to the provisions of ERISA, including without limitation the provisions of Sections 406, 407, 408 and 2003 of ERISA, or which is otherwise contrary to the law or the terms of the Employer Plan or this Master Trust Agreement.

6.10         Master Trust Assets.  The indicia of ownership of all Master Trust assets shall be maintained within the jurisdiction of the United States District Courts except as otherwise required by applicable laws and regulations.

VII.  EMPLOYER PLAN DISTRIBUTIONS

7.1           Payments from the Master Trust.  The Trustee, upon the receipt of written instructions from a Plan Administrator or Recordkeeper, shall make payment from the Master Trust of benefits under the respective Employer Plan.  Such payments shall be made to Participants, or to the Beneficiaries of a deceased Participant, or to the estate of a deceased Participant or Beneficiary, or to any alternate payee under a qualified domestic relations order (as defined in ERISA Section 206(d)), at the time and in the amount, manner and method directed by the Plan Administration or the Recordkeeper.  Any undistributed part of a Participant’s interest in his accounts shall be retained in the Master Trust until the Plan Administrator or the Recordkeeper directs its distribution.

7.2           Identity of Distributees.  In the case of any Employer Plan distribution authorized in writing by the Plan Administrator or the Recordkeeper, the Plan Administrator shall be responsible for determining the identity of the distributee and any other fact relative to such person and/or such distribution, and the Trustee shall be protected and saved harmless in all distributions required to be made hereunder.

VIII.  ACCOUNTS OF THE TRUSTEE

8.1           Accounts.  The Trustee will maintain such accounts as are necessary for the Trustee to carry out its responsibilities under an Employer Plan and this Master Trust Agreement.  The Trustee will make credits or charges against any account thereby established in accordance with the terms of the Employer Plan.  Notwithstanding the foregoing, if a Plan Sponsor has directed the Trustee to retain and appoint an Agent, Custodian or Recordkeeper, the Trustee shall only be responsible for maintaining the accounts in reliance of the information provided to the Trustee by the Agent, Custodian or Recordkeeper, as the case may be.  Based on the Agent’s, Custodian’s or Recordkeeper’s account statements, Trustee’s accounting shall be provided reflecting net total amounts per type of transaction and per fund on a monthly basis or for any other period of time agreed upon by all parties.

8.2           Instructions to be submitted with contributions.

(a)           If the Trustee is a non-discretionary directed trustee, each contribution shall be accompanied with written instructions regarding the allocation and investment of such contributions.  The Plan Administrator or the Recordkeeper shall also submit written information concerning investment transfers.  The Trustee will have no liability for carrying out the written instructions of the Plan Administrator or the Recordkeeper, or in not acting in the absence of any such instructions.

(b)           If any contribution is not accompanied by information sufficient to enable the Trustee to process such contribution, or if the Trustee determines that any such information is ambiguous, the Trustee will so notify the Plan Administrator or the Recordkeeper.  The Trustee may delay crediting amounts to Participant’s accounts and may hold contributions uninvested in a cash account or cash equivalent investment until proper written instructions have been received from the Plan Administrator or the Recordkeeper.

8.3           The Trustee shall keep accurate accounts of all investments, disbursements, and other transactions, hereunder, and all accounts, books and records relating thereto shall be open during any Bank Business Day to inspections and audit by any person or persons designated by the Plan Sponsor.

8.4           Within sixty (60) calendar days after the close of each Accounting Period, the Trustee shall give the Plan Administrator a report setting forth all receipts, investments, disbursements and other transactions effected during such Accounting Period or during the period from the close of the last previous Accounting Period to the date of such report.  Notwithstanding the foregoing, if the Plan Sponsor has directed the Trustee to retain and appoint an Agent, Custodian or Recordkeeper, any annual accounting prepared by the Trustee pursuant to this Section 8.4 shall be made in reliance on the information provided to the Trustee by the Agent, Custodian or Recordkeeper.  Trustees’ account statement shall reflect net total amounts per type of transaction and per fund.

8.5           Within sixty (60) days after the receipt of any of the reports referred to in Section 8.4, the Plan Administrator shall file with the Trustee notice of any objection which it may have to any act or transaction of the Trustee set form in such report.  Upon such report being adjusted to the satisfaction of the Plan Administrator, the Plan Administrator shall endorse upon the report a statement that it has been settled and adjusted to its satisfaction, and thereupon the report shall become a report stated.  If no objection to said readjusted reports is filed within a period of ninety (90) days after it has been received, it shall be deemed to have been settled and allowed in like manners as if the Plan Administrator had endorsed thereon a statement of approval as aforesaid, and thereupon the readjusted report shall become a report stated.

8.6           Except when otherwise provided by law, when it is provided herein that an amount shall become an account stated, such an account shall be deemed to be finally settled and shall be conclusive between and among the Trustee, the Plan Sponsor, the Participating Employer, Plan Administrator and all persons having or claiming to have any interest in the Master Trust or under an Employer Plan, and such settlement of an account shall constitute a full and complete discharge and release of the Trustee, with like effect as if such account had been settled and allowed by a judgment or decree of a court of competent jurisdiction in an action or proceeding in which the Trustee, the Plan Sponsor, the Plan Administrator, the Participating Employer and all persons having or claiming to have any interest in the Master Trust or under an Employer Plan were parties.  The Trustee shall have the right to apply at any time to a court of competent jurisdiction for the judicial settlement of its account, and in any such action or proceeding it shall only be necessary to join as parties thereto the Trustee and the Plan Administrator, and any final judgment or decree which may be entered therein shall be conclusive on all parties having or claiming to have any interest in the Master Trust or under an Employer Plan.

8.7           The Trustee shall be responsible for the preparation or filing of any tax return or any other report or form required to be filed with any government agency by the Master Trust, except to the extent that such responsibilities are delegated in writing by the Trustee to the Recordkeeper, Agent or Custodian.  The Trustee shall receive the information required to complete Puerto Rico Treasury Department Forms 480.5, 480.6A, 480.6B, 480.9, 480.6B-l and United States Internal Revenue Service Forms 1099R from the Plan Administrator or

Recordkeeper.  However, if otherwise agreed to in writing by the Plan Administrator and the Trustee, the Trustee shall not be responsible for the preparation or filing of any tax return or any other report or form required to be filed with any government agency by the Employer Plan.  The Trustee upon written request shall furnish to the Plan Administrator or the Recordkeeper such additional information under its control as the Plan Administrator or the Recordkeeper may reasonably request for preparing such reports, tax returns and forms to be filed with governmental agencies or delivered to employees and their Beneficiaries.

8.8           Retention of Records.  All records and accounts maintained by the Trustee with respect to the Master Trust shall be preserved for such period as may be required under any applicable law.  Upon the expiration of any such required retention period, the Trustee shall have the right to destroy such records and accounts.  The Trustee shall have the right to preserve records and accounts in original form, or on microfilm, magnetic tape, or any other similar process.

IX.  FEES OF TRUSTEE; EXPENSES; TAXES

9.1           Compensation.  The Trustee’s fee for performing its duties hereunder will be as agreed to by the Trustee and the Plan Sponsor in a separate agreement.  The Trustee shall retain earnings on the float attributable to outstanding benefit checks as part of its overall compensation.  If agreed to by the Plan Sponsor; the Trustee shall retain any fees received from a mutual fund in which an Employer Plan’s assets are invested for services rendered by the Trustee to the mutual funds as part of its overall compensation and to the extent the receipt of such fees by the Trustee does not constitute a prohibited transaction under Section 406 of ERISA.  If any invoice sent by the Trustee to the Plan Sponsor is not paid within a period of thirty (30) days from the date of the invoice, the Trustee shall be authorized, pursuant to the provisions of

ERISA, to charge the unpaid total or partial amount of such invoice to the Employer Plan’s assets held in the Master Trust.

9.2           Taxes, Fees and Expenses.  The Trustee shall, in its sole discretion, cause all taxes of any kind that may be assessed or levied against or in respect of the assets of an Employer Plan held in the Master Trust and all fees or other expenses of the Employer Plan and the administration of this Master Trust to be paid from the Master Trust to the extent that they are not paid by the Plan Sponsor.

X.  RESIGNATION; REMOVAL; AMENDMENTS;
TERMINATION; SUCCESSOR TRUSTEE

10.1         Removal; Resignation.

(a)           The Trustee may be removed by any Plan Sponsor as Trustee of the Employer Plan’s assets of such Plan Sponsor, at any time by written notice provided that the effective date of the removal and of the appointment of a successor trustee(s) shall be at least sixty (60) days from the date a said written notice.  The effective date of said removal and appointment may be less than sixty (60) days if acceptable to the Trustee and the Plan Sponsor.  Until the appointment of a successor trustee, the Trustee will have full authority and responsibility to act as Trustee of the assets of the Employer Plan.

(b)           The Trustee may resign as Trustee of the Employer Plan’s assets of any individual Plan Sponsor, at any time by written notice to the Plan Sponsor provided that the effective date of the resignation shall be at least sixty (60) days from the date of said written notice.  The effective date of said resignation may be less than sixty (60) days, if acceptable to the Plan Sponsor and the Trustee.

(c)           The Plan Sponsor shall appoint a successor trustee for the assets of its Employer Plan as of the effective date of the removal or resignation of the Trustee for the Employer Plan’s assets.  If within sixty (60) days after notice of removal or resignation the Plan Sponsor shall not have designated a successor trustee, the Trustee shall have the right to request either the U.S. District of Labor or a court of law to appoint a successor trustee and all expenses incurred by the Trustee in relation thereto shall be deducted from the assets of the Employer Plan held in the Master Trust.

(d)           When the Trustee’s removal or resignation becomes effective and a successor trustee has been appointed the Trustee will perform all acts necessary to transfer the assets of the Employer Plan held in the Master Trust and copies of all books and records (and any other record being maintained by the Trustee) to its successor.  However, the Trustee may reserve such sums as it deems necessary to defray its expenses in settling its accounts to pay any of its compensation due and unpaid, and to discharge any obligation of the Master Trust for which the Trustee may be liable in connection with the Employer Plans; but if the sums so reserved are not sufficient for those purposes, the Trustee shall be entitled to recover the amount of any deficiency from either the Plan Sponsor or the successor trustee or both.

(e)           The resignation of the Trustee as to any individual Employer Plan will not terminate the Master Trust for the other Employer Plans.

(f)            Unless the Plan Sponsor, Plan Administrator, or the successor trustee makes written claim against the Trustee within ninety (90) days from the delivery of such property, books and records, the Trustee shall to the extent permitted by ERISA, be relieved from

10.2         Duration and Termination of Master Trust.  The Master Trust shall continue for such time as may be necessary to accomplish the purpose for which it was created.  If and when this Master Trust is terminated as aforesaid, the Trustee shall liquidate the Master Trust as promptly as possible and shall distribute the assets thereof remaining in the Master Trust to or for the benefit of Participants and Beneficiaries.  Upon termination of the Master Trust, the Trustee shall continue to have and exercise all of the powers and duties in this Master Trust Agreement set forth until liquidation and distribution of the assets of the Master Trust have been completed.

10.3         Amendments.  Banco Popular shall have the right at any time, without obtaining the consent of, but having notified in writing, the Participating Employers, to modify or amend this Master Trust Agreement in whole or in part and further excepting that no amendment shall be made if:

(a)           pursuant to the amendment, any part of the Master Trust may be used for or diverted to purpose other than for the exclusive benefit of the Participants and Beneficiaries prior to the satisfaction of all liabilities with respect to such Participants or the Beneficiaries under this Master Trust, or

(b)           it would have the retroactive effect of decreasing the accrued benefit of any Participant (within the meaning of ERISA Section 204 (g)) with respect to service performed prior to the effective date of the amendment.  Any amendment required to initially comply with the provisions of the P.R. Code or ERISA or to continue this Master Trust in compliance with the law may be executed, and may be retroactively, if necessary or appropriate to so qualify or continue the Master Trust.

10.4         Termination of an Employer Plan.  Upon termination of an Employer Plan, the Trustee shall have no obligation to make any payment from the Master Trust until it shall have received approval from the Puerto Rico Treasury Department or a counsel opinion to the effect that the above-mentioned approvals are not required.  In the event no direction is provided by the Plan Sponsor, the Plan Administrator or the Recordkeeper with respect to the distribution of the assets of an Employer Plan held in the Master Trust upon termination of the Employer Plan, the Trustee may seek a judicial or administrative determination from the U.S. Department of Labor as to the proper method of distribution of the assets of the Employer Plan.  All expenses incurred by the Trustee in relation thereto shall be charged against the assets of the respective Employer Plan and deducted therefrom.

10.5         Fiscal Year.  The fiscal year of the Master Trust continued under this Master Trust Agreement shall be a twelve (l2) month period ending on December thirty-one (31) of each year.

XI.  MISCELLANEOUS

11.1         Governing Law.  This Master Trust Agreement shall be construed, regulated and administered under the laws of the Commonwealth of Puerto Rico except where superseded by the laws of the United States and the Trustee shall be liable to account: in the courts located within Puerto Rico.

11.2         Assignment.  Except as otherwise provided in an Employer Plan, no benefit, right or interest of any person under the Employer Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; nor to seizure, attachment or other legal, equitable or other process; nor shall it be liable for, or subject to, the debts, liabilities or other obligations of such person.  The preceding sentence shall not apply in the case of a qualified domestic relations order, as defined in Section 206(d) of ERISA.

11.3         Merger or Consolidation of Trustee, Participating Employer or Plan.

(a)           Any corporation, national association, association or any other banking entity into which the Trustee may be merged or with which it may be consolidated, or any corporation, national association, association or any other banking entity resulting from any merger or consolidation to which the Trustee is a party, or any corporation, national association, association or any other banking entity succeeding to the trust business of the Trustee shall become a successor of the Trustee hereunder, without the execution or filing of any instrument or the performance of any further act on the part of the parties hereto.

(b)           Any Person into which a Participating Employer may be merged or with which it may be consolidated, or any Person succeeding to all or a substantial part of the business interest of the Participating Employer, may become a Participating Employer hereunder by expressly adopting and agreeing to be bound by the terms and conditions of the Employer Plan and this Master Trust Agreement and so notifying the Trustee to such effect by submission to the Trustee of an appropriate written document.

(c)           If a Plan Sponsor authorizes and directs that the assets of another employee pension benefit plan be merged or consolidated or transferred to the Employer Plan or vice versa, the Trustee shall not take any action with regard to such merger or consolidation or transfer until it has been notified in writing that such merger, consolidation or transfer complies with the requirements of the P.R. Code and ERISA.  The Trustee shall hold, administer and distribute any assets transferred to the Master Trust as a part of the Master Trust.

11.4         ERISA and P.R. Code Compliance.  The Plan Sponsors will cause that the Employer Plans be administered by the Plan Administrator in a manner that complies with all the applicable provisions of ERISA and the P.R. Code, and the Trustee shall be indemnified and held harmless by the Plan Sponsors from any act or omission contrary thereto.

11.5         Duties Under ERISA.  No provision of this Master Trust Agreement shall operate to relieve the Trustee, a Plan Sponsor, a Plan Administrator or a Participating Employer from any responsibility, obligation or duty to the extent such relief would be prohibited under any applicable law, including ERISA.  However, it must be understood, that all mention herein to ERISA, will not be applicable if it is determined that the Plan is not subject to ERISA.

11.6         No Right of Employment Hereunder.  The adoption and maintenance of an Employer Plan and this Master Trust shall not be deemed, to constitute a contract of employment or otherwise between a Participating Employer and any employee or Participant, or to be a consideration for, or an inducement or condition of, any employment.  Nothing contained herein shall be deemed to give any employee the right to be retained in the service of the Participating Employer or to interfere with the right of the Participating Employer to discharge, with or without cause, any employee or Participant at any time, which right is hereby expressly reserved.

11.7         Reliance by Trustee.

(a)           The Trustee may rely upon any decision of a Plan Sponsor, Participating Employer, Plan Administrator or Recordkeeper purporting to be made pursuant to the terms of an Employer Plan, and upon any information, statements, instructions or directions submitted by a Plan Sponsor, Participating Employer, Plan Administrator or Recorkeeper (including statements concerning the entitlement of any Participant to benefits under an Employer Plan or directions to make payments).  The Trustee will not be bound to inquire as to the basis of any such decision, information, statements, instructions or directions, and will incur no obligation or liability for any action taken or omitted in good faith by the Trustee in reliance thereon.

(b)           Whenever the Trustee is permitted or required, to act upon the instructions or directions of a Plan Sponsor, Participating Employer, Plan Administrator or the Recordkeeper, the Trustee will be fully protected in not acting in the absence hereof.

(c)           Each Plan Sponsor will certify to the Trustee the name of the Plan Administrator or the Recordkeeper (and of any person authorized to act on behalf of the Plan Sponsor for purposes of an Employer Plan), and will provide specimen signatures of any such person or persons.  The Trustee may assume the authority of such person or persons continues unless the Plan Sponsor advises the Trustee otherwise in writing.

(d)           The Trustee may consult with legal counsel concerning any questions which may arise with respect to its rights and duties hereunder, and the opinion of such counsel will be full and complete protection in respect of any action taken or omitted by the Trustee hereunder in good and in accordance with the opinion of such counsel.

(e)           If the Trustee receives no instructions from a Plan Sponsor, Plan Administrator or Recordkeeper, in response to communications sent to them at the last known address, as shown on the books of the Trustee, the Trustee may make such determination with respect to distributions and other administrative matters arising under an Employer Plan as it considers reasonable.  Any determinations so made will be binding on all persons having or claiming any interest under an Employer Plan or the Master Trust and the Trustee will incur no obligation or responsibility for any such determination made in good faith or for any action taken in pursuance thereof.

11.8         Invalid Provisions.  If any article, paragraph, section, sentence, clause or phrase contained in this Master Trust Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be incapable of being construed or limited in a manner to make it enforceable, or is otherwise held by such court to be illegal, null or void or against public policy, the remaining articles, paragraphs, sections, sentences, clauses or phrases contained in this Master Trust Agreement shall not be affected thereby.

The appearing party hereby accepts, ratifies, and confirms this Deed, and I, the Notary Public, do hereby certify that I have advised her as to the pertinent legal warnings and of the legal effect of the present document as well as of her right under the Notarial Law of Puerto Rico to have one or more witnesses appear herein and read and sign this Deed together with her, which right she has waived, and this Deed having been read by her, to which fact I hereby certify, the said appearing party approves and ratifies its contents and signs the same before me, and affix her initials on each and every page of this instrument.

All before me, I, the Notary Public, attest and give faith.

SIGNED:  MARYVETTE VELÁZQUEZ TORRES.

SIGNED, SEALED, MARKED AND FLOURISHED: TCHERINE ANDÚJAR.

The initials of the party hereto and the notarial flourish appears in each one of the pages of this deed.

The corresponding internal revenue and notarial stamps have been cancelled on the original of this deed.

I, the Notary, CERTIFY that the foregoing is a true and exact copy of deed number SEVENTEEN (17), executed on the date specified herein below, consisting of thirty-five (35) folios, the original of which forms part of my protocol of public instruments for the year 2002.

IN WITNESS WHEREOF, and at the request of Banco Popular de Puerto Rico, I issue this FIRST Certified Copy, which I sign, seal, mark and flourish at San Juan, Puerto Rico, this twenty-seventh (27th) day of September 2002.

/S/ TCHERINE ANDÚJAR
NOTARY PUBLIC